Exhibit 99.1

CMX-157 Demonstrates 99% Viral Load Reduction in Ongoing Head-to-Head Phase 2a Clinical Study Vs. Viread® in Hepatitis B Patients

Study Achieves Proof of Concept for CMX157 in HBV Patients with Favorable Therapeutic Profile

Edison, NJ, October 13, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today reported positive interim data for CMX157, the Company’s highly potent prodrug of tenofovir, from its ongoing Phase 2a multiple ascending dose clinical study.  The head-to-head study is the first evaluation of CMX157 in HBV patients, and directly compares CMX157 to tenofovir disoproxil fumarate (TDF, Gilead’s Viread®) in chronically infected hepatitis B (HBV) patients.

Patients successfully completed both 5 mg and 10mg cohorts, and interim data reported below are from 10 HBV-infected patients who completed 14 days of once-a-day oral dosing of 25mg of CMX157, and two HBV patients treated for 14 days of oral dosing with 300mg TDF.  The CMX157 treated patients showed an average 99% reduction in HBV viral load compared to baseline.  Significantly, the observed antiviral activity for CMX157 is comparable to that observed in TDF-treated patients, but at 1/12th the dose (25mg CMX157 vs. standard 300mg TDF).

A key goal of this study was to monitor levels of active tenofovir in the blood, exposure to which is a key predictor of off-target side effects. Following oral dosing, levels of CMX157 and active tenofovir in the bloodstream are approximately dose proportional and similar both in chronic HBV patients as well as in an earlier healthy volunteer study.  Notably, CMX157 does not appear to break down readily into active tenofovir in the blood (tenofovir: Cmax = 2.8 ng/mL; AUC = 34 ng-h/mL CMX157) in contrast to subjects taking Viread® (tenofovir: Cmax 340 ng/mL, AUC 1910 ng-h/mL). The high levels of circulating tenofovir in subjects taking Viread® are consistent with results from earlier published clinical studies of Viread® in HIV and HBV patients.  These results are significant considering that CMX157 achieved similar antiviral activity compared to Viread® while significantly reducing systemic tenofovir exposure.

Active tenofovir levels observed in blood following oral dosing of CMX157 are significantly below levels seen for Viread®-treated patients, regardless of dose used, which is consistent with CMX157 targeting the liver followed by activation of CMX157 specifically within the liver.  This is further supported by the observation that viral load reductions with CMX157 are comparable to Viread® despite a significantly lower dose.

“We are pleased and excited with these clinical results, as they demonstrate CMX157’s great potential in our ongoing effort to develop a cure for HBV,” said

James Sapirstein, CEO of ContraVir.  “The significant viral load reduction and favorable safety at this low dose of CMX157 speaks to the unique liver-targeting mechanism of our drug, which concentrates the antiviral activity of tenofovir in the liver, enabling anti-HBV efficacy at lower doses and minimal drug exposure to other tissues.  We believe, based on the data that are being generated, that CMX157 has great potential as a safe and highly potent backbone of combination therapy against HBV.”

Pharmacokinetic data observed for CMX157 to date in healthy and HBV-infected subjects are similar across the completed Phase 1b and ongoing Phase 2a studies, consistent with the prodrug’s site of action and anticipated improved safety profile.  CMX157 was earlier found to be safe and well tolerated at daily oral doses of up to 100mg in healthy volunteers and is presently demonstrating an excellent safety profile at 25mg dose in the ongoing Phase 2a study in HBV patients.  Upon completion of the 4-week dosing regimen and independent safety review, dose escalation is planned to continue at the 50 mg and 100 mg levels, respectively.  Similarity of pharmacokinetic profiles observed for CMX157 in healthy and HBV-infected subjects strongly suggests that the remaining 50 mg and 100 mg doses of CMX157 in the ongoing Phase 2a study will also be safe and potentially even more active against HBV.

CMX157 Phase 2 Clinical Trial Design

The Phase 2a multiple ascending dose clinical trial is designed to enroll 60 treatment-naïve patients with chronic HBV infection, and to compare CMX157 to tenofovir disoproxil fumarate (TDF, Gilead’s Viread®).  The sequential dose escalation format consists of 10 patients per cohort receiving four weeks of a once-daily dose of 5, 10, 25, 50 and 100 mg, respectively, of CMX157, plus two patients per cohort receiving 300 mg of TDF, the standard therapeutic dose of Viread®.

About CMX157

CMX157 is a highly potent analog of the successful antiviral drug tenofovir.  Its novel liver-targeting structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  CMX157 previously completed a Phase 1b dose-escalation clinical study conducted in healthy volunteers in which participants were treated at doses up to 100 mg per day for 14 days, displaying an excellent safety, tolerability, and drug distribution profile.  Based on CMX157’s best-in-class potential, ContraVir believes CMX157 can become the cornerstone of a curative combination therapy for hepatitis B.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in a Phase 2a clinical trial in HBV patients; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity, FV-100 previously demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)
clacagnina@tiberend.com; (212) 375-2686